PRODUCT SUPPLEMENT
PRODUCT SUPPLEMENT NO. SP-1,               REGISTRATION STATEMENT NO. 333-137215
DATED DECEMBER 6, 2006                                            RULE 424(B)(5)
TO PROSPECTUS DATED SEPTEMBER 8, 2006


HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO THE S&P 500(R) INDEX

GENERAL

o Hartford Life Insurance Company may offer and sell from time to time principal protected, medium-term, indexed notes, the return on which is linked to the performance of the S&P 500(R) Index (herein, "notes"). This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus. The specific terms of your notes will be contained in a pricing supplement. A copy of that pricing supplement will be provided to you along with a copy of this product supplement. That pricing supplement also may add to, update, supplement or clarify information in this product supplement or the prospectus. You should carefully review such additional, updated, supplemental or clarifying information contained in the pricing supplement. To the extent of conflicts between this product supplement and prospectus, this product supplement governs and to the extent of conflicts between a pricing supplement and this product supplement or the prospectus, the pricing supplement governs.

o You will receive 100% of the principal amount of your notes at maturity and you may receive a Supplemental Payment described below.

o If specified in the applicable pricing supplement, we will pay interest on the notes.

o The amount of the Supplemental Payment, if any, will be based primarily on the performance of the S&P 500(R) Index over the term of your notes (the "Index Return"), and the specific terms of the notes as set forth in the applicable pricing supplement.

o For information about tax considerations relating to an investment in the notes (including the requirement that, regardless of your method of tax accounting, you may have to report income currently, regardless of when or if a corresponding amount of cash is received), see "Additional Material United States Federal Income Tax Considerations" beginning on page 19.

o Investing in the notes is not equivalent to investing in the Index or any of its Component Stocks (as defined herein).

KEY TERMS
Index: The S&P 500(R) Index (the "Index") as published by Standard and Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P" or "Standard & Poor's"). The Index, as published by S&P, does not include ordinary dividends.

Payment at Maturity:          Unless otherwise specified in the applicable
                              pricing supplement, at maturity you will receive a cash payment for each $1,000 principal amount of your notes of $1,000 plus the Supplemental
                              Payment. The Supplemental Payment may be zero or may equal the Minimum Supplemental Payment, if applicable.

Supplemental Payment:         The Supplemental Payment per $1,000 principal
                              amount of your notes paid at maturity will equal, unless otherwise specified in the applicable pricing supplement, (i) $1,000 x the Index Return x the Participation Rate minus (ii) the

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                              Off-Set Amount, if any; PROVIDED that the
                              Supplemental Payment will not be less than zero or the Minimum Supplemental Payment, if applicable or greater than the Maximum Supplemental Payment, if applicable.

Minimum Supplemental          If the applicable pricing supplement includes a
Payment:                      Minimum Supplemental Payment amount, the
                              Supplemental Payment per $1,000 principal amount of notes will equal at least the amount specified as the Minimum Supplemental Payment (per $1,000 principal amount of notes).

Maximum Supplemental          If the applicable pricing supplement includes a
Payment:                      Maximum Supplemental Payment amount, the
                              Supplemental Payment per $1,000 principal amount of notes will equal no more than the amount specified as the Maximum Supplemental Payment (per
                              $1,000 principal amount of notes).

Index Return:                 Unless otherwise specified in the applicable
                              pricing supplement, the Index Return will be calculated as follows:

                                   Ending Index Level - Initial Index Level
                                   ----------------------------------------
                                              Initial Index Level

Initial Index Level:          The Index Closing Level on the Trade Date (as
                              specified in the applicable pricing supplement) or such other date or dates as specified in the applicable pricing supplement.

Ending Index Level:           The Index Closing Level on the Index Valuation
                              Date, or the arithmetic average of the Index
                              Closing Levels on the Index Valuation Dates, as specified in the applicable pricing supplement.

Index Closing Level:          The Index Closing Level is the value of the Index
                              as of the close of business on the relevant date.

Index Valuation Date(s):      The Index Closing Level will be calculated either
                              on a single date, or on several dates, as specified in the applicable pricing supplement.
                              Any Index Valuation Date is subject to
                              postponement in the event of certain Market
                              Disruption Events and as described under "Description of Notes -- Payment at Maturity."

Participation Rate:           The amount set forth in the applicable pricing
                              supplement.

Maturity Date:                The stated maturity date specified in the
                              applicable pricing supplement subject to the business day convention. The maturity date of the notes is subject to postponement in the event of certain Market Disruption Events and as described under "Description of Notes -- Supplemental
                              Payment at Maturity."

Off-Set Amount:               If specified in the applicable pricing supplement,
                              the amount by which any Supplemental Payment will be reduced.

Periodic Interest Payments:   If specified in the applicable pricing supplement,
                              we will pay interest on your notes.


INVESTING IN THE PRINCIPAL PROTECTED MEDIUM-TERM NOTES INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PRODUCT SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY STATE INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRODUCT SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY RELATED PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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

         "Standard & Poor's(R)", "S&P(R)", Standard & Poor's 500" and "S&P 500(R)" are trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Hartford Life Insurance Company. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representations regarding the advisability of investing in the notes.

Product Supplement dated December 6, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
DESCRIPTION OF THE NOTES                                                       4
ADDITIONAL RISK FACTORS                                                        9
THE S&P 500(R) INDEX                                                          13
ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS           19
PLAN OF DISTRIBUTION                                                          21
ERISA CONSIDERATIONS                                                          21

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this product supplement, the prospectus and the applicable pricing supplement. We have not authorized anyone to give you any additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any Agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this product supplement, the prospectus and the applicable pricing supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this product supplement and the accompanying prospectus, "we," "us" and "our" refer to Hartford Life Insurance Company, a life insurance company organized under the laws of Connecticut, unless the context requires otherwise.

        The notes described in the applicable pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The applicable pricing supplement, this product supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

                            DESCRIPTION OF THE NOTES

        THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF THE NOTES SET FORTH UNDER THE HEADINGS "DESCRIPTION OF THE NOTES" IN THE ACCOMPANYING PROSPECTUS. A SEPARATE PRICING SUPPLEMENT WILL DESCRIBE THE TERMS THAT APPLY SPECIFICALLY TO AN OFFERING OF THE NOTES, INCLUDING ANY CHANGES TO THE TERMS SPECIFIED BELOW. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PRODUCT SUPPLEMENT HAVE THE MEANINGS ASSIGNED IN THE ACCOMPANYING PROSPECTUS. FOR THE PURPOSES OF THIS PRODUCT SUPPLEMENT AND EACH PRICING SUPPLEMENT, THE TERM "NOTE" REFERS TO EACH $1,000 PRINCIPAL AMOUNT OF OUR PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO THE S&P 500(R) INDEX.

GENERAL

        The notes are direct, unsecured, senior obligations of Hartford Life Insurance Company the return of which is linked to the performance of the Index. The notes will be issued by Hartford Life Insurance

Company under an indenture dated September 8, 2006, as may be amended or supplemented from time to time, between us and The Bank of New York Trust Company, N.A., as successor indenture trustee to JPMorgan Chase Bank, N.A. (the "trustee"). The notes will all have a stated maturity that is more than one year from their date of issuance.

        If specified in the applicable pricing supplement, the notes may pay interest at a fixed rate prior to maturity. We will pay you at maturity the principal amount of $1,000 for each $1,000 principal amount of the notes and, if specified in the applicable pricing supplement, accrued and unpaid interest. In addition, at maturity, you may receive a Supplemental Payment, calculated as set out below.

        SUPPLEMENTAL PAYMENT AT MATURITY

        The return on your notes will be linked to the performance of the Index during the life of the notes. The maturity date for the notes will be set forth in the applicable pricing supplement and is subject to adjustment as described under "Description of the Notes - General - Business Day" in the accompanying prospectus and if the final Index Valuation Date is postponed as described below under "Index Valuation Date(s)". We will specify, in the applicable pricing supplement, the Participation Rate, any Minimum Supplemental Payment, any Maximum Supplemental Payment and any other applicable terms.

       At maturity you may receive, in addition to the principal amount of your note, a Supplemental Payment as described below. This amount may be zero unless a Minimum Supplemental Payment applies and will be no more than the Maximum Amount, if any. The stated maturity date will be specified in the applicable pricing supplement. If the stated maturity date (as specified in the applicable pricing supplement) is not a business day, then the maturity date will be the next succeeding business day following such stated maturity date, but no additional interest will accrue or be payable as a result of the delayed payment. If, due to a Market Disruption Event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the stated maturity date or after the stated maturity date, the maturity date will be the third business day following the final Index Valuation Date, as postponed, unless otherwise specified in the applicable pricing supplement. We describe Market Disruption Events under "Market Disruption Events."


       The "Supplemental Payment" per $1,000 principal amount paid at maturity will equal, unless otherwise specified in the applicable pricing supplement, (i) $1,000 x the Index Return x the Participation Rate; minus (ii) any Off-Set Amount (as defined below); PROVIDED that the Supplemental Payment will not be less than zero or the Minimum Supplemental Payment, if applicable, or greater than the Maximum Supplemental Payment, if applicable.

        The "Participation Rate" will be a percentage, which may be more or less than 100%, specified in the applicable pricing supplement.

         The "Off-Set Amount", if any, is specified in the applicable pricing supplement, reduces the amount of the Supplemental Payment. The Off-Set Amount will be expressed either as a dollar amount per $1,000 of principal or as a percentage of your notes' principal amount. The Off-Set Amount may or may not relate to any periodic interest payable on your notes prior to maturity.

        The "Minimum Supplemental Payment," if applicable, will be a fixed dollar amount per $1,000 principal amount, specified in the applicable pricing supplement.

        The "Maximum Supplemental Payment," if applicable, will be a fixed dollar amount per $1,000 principal amount, specified in the applicable pricing supplement.

        Unless otherwise specified in the applicable pricing supplement, the "Index Return," as calculated by the Calculation Agent, is the percentage change in the closing level of the Index calculated by comparing (i) the Index Closing Level on the Index Valuation Date, or the arithmetic average of the Index Closing Levels on the Index Valuation Dates, or such other date or dates as specified in the applicable pricing supplement (the "Ending Index Level"), to
(ii) the Index Closing Level on the Trade Date, or such other date or dates as specified in the applicable pricing supplement (the "Initial Index Level"). The applicable pricing supplement will specify the Initial Index Level and the manner in which the Ending Index Level is determined. The Index Return, unless otherwise specified in the applicable pricing supplement, is calculated as follows:

                      Ending Index Level - Initial Index Level
                      ----------------------------------------
  Index Return  =              Initial Index Level

        The "Index Closing Level" on any Trading Day will equal the amount determined by the Calculation Agent as the level of the Index or any Successor Index (as defined below) or alternative calculation of the Index described under "The S&P 500(R) Index -- Discontinuation of the S&P 500(R) Index; Alteration of Method of Calculation" at the regular official weekday close of the principal trading session of the New York Stock Exchange ("NYSE"), the American Stock Exchange LLC (the "AMEX"), the NASDAQ Stock Market and/or any relevant exchange or market for the Successor Index.

        A "Trading Day" is, unless otherwise specified in the applicable pricing supplement, a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the AMEX, the NASDAQ Stock Market and/or any relevant exchange or market for the Successor Index.

        The "Index Valuation Date(s)" will be a single date, or several dates, in either case, as specified in the applicable pricing supplement.

        If an Index Valuation Date (i) is not a Trading Day or (ii) if there is a Market Disruption Event on such day, the applicable Index Valuation Date will be postponed to, in the case of clause (i), the immediately succeeding Trading Day and, in the case of clause (ii) the next succeeding Trading Day, during which no Market Disruption Event shall have occurred or is continuing; PROVIDED that the Index Closing Level will not be determined on a date later than the tenth scheduled Trading Day after the final Index Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Level on such date in accordance with the formula for and method of calculating the Index Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled Trading Day of each security most recently constituting the Index.

      EXAMPLES OF SUPPLEMENTAL PAYMENT AMOUNT DETERMINATION

      The Supplemental Payment depends on the Ending Index Level on the Index Valuation Date(s) and, as specified in the applicable pricing supplement, the Participation Rate and the Off-Set Amount, if applicable. Because the Index Level may be subject to significant variations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payments on the Maturity Date. The examples of HYPOTHETICAL payment calculations that follow are intended to illustrate the effect of general trends in the level of the Index on the Supplemental Payment payable at maturity for $1,000 principal amount of the notes on the dates and using the variables as stated. Because these examples are based on HYPOTHETICAL assumptions, such as the hypothetical specific Ending Index Level on the Index Valuation Date(s), which may not reflect the actual performance of the Index during the term of the notes, the returns set forth in the tables may not reflect the actual returns. Each of the HYPOTHETICAL examples is based upon a Participation Rate of 90%. The formula to calculate the Supplemental Payment is as follows:


         Supplemental Payment = Principal Amount * (Index Return * Participation
         Rate) - Off-Set Amount],

         subject to any Maximum or Minimum Supplemental Payment per $1,000 principal amount of notes that is specified in the applicable pricing supplement.

If the above formula results in a negative number, there is no Supplemental Payment and you will receive a payment equal to the principal amount of your note. This formula is illustrated by the following examples:

EXAMPLE 1--The hypothetical Ending Index Level is 50% of the hypothetical Initial Index Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):

Hypothetical Initial Index Level:            1,400.00

Hypothetical Ending Index Level:               700.00

         _                              _
        |   _                     _      |
        |  |  _           _        |     |
        |  | | 700 - 1,400 |       |     |
$1000 x |  | | ----------- | x 90% | -0% | = -$455.00
        |  | |_   1,400   _|       |     |
        |  |_                     _|     |
        |_                              _|

As the formula results in a negative number, there is no Supplemental Payment.


EXAMPLE 2-- The hypothetical Ending Index Level is 120% of the hypothetical Initial Index Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):

Hypothetical Initial Index Level:            1,400.00
Hypothetical Ending Index Level:             1,680.00

         _                                _
        |   _                       _      |
        |  |  _             _        |     |
        |  | | 1,680 - 1,400 |       |     |
$1000 x |  | | ------------- | x 90% | -0% | = $180.00
        |  | |_    1,400    _|       |     |
        |  |_                       _|     |
        |_                                _|

The Supplemental Payment is $180.00.

EXAMPLE 3-- The hypothetical Ending Index Level is 110% of the hypothetical Initial Index Level and the Minimum Supplemental Payment per $1,000 principal amount of notes is $200.00 (No Off-Set Amount or Maximum Supplemental Payment):

Hypothetical Initial Index Level:            1,400.00
Hypothetical Ending Index Level:             1,540.00

         _                                _
        |   _                       _      |
        |  |  _             _        |     |
        |  | | 1,540 - 1,400 |       |     |
$1000 x |  | | ------------- | x 90% | -0% | = $90.00
        |  | |_    1,400    _|       |     |
        |  |_                       _|     |
        |_                                _|

As the $90.00 resulting from the formula is less than the Minimum Supplemental Payment of $200.00 per $1,000 principal amount of notes, the Supplemental Payment is $200.00.

EXAMPLE 4-- The hypothetical Ending Index Level is 150% of the hypothetical Initial Index Level and the Maximum Supplemental Payment per $1,000 principal amount of notes is $400.00 (No Off-Set Amount or Minimum Supplemental Payment):

Hypothetical Initial Index Level:            1,400.00
Hypothetical Ending Index Level:             2,100.00

         _                                _
        |   _                       _      |
        |  |  _             _        |     |
        |  | | 2,100 - 1,400 |       |     |
$1000 x |  | | ------------- | x 90% | -0% | = $450.00,
        |  | |_    1,400    _|       |     |
        |  |_                       _|     |
        |_                                _|

As the $450.00 resulting from the formula exceeds the Maximum Supplemental Payment of $400.00 per $1,000 principal amount of notes, the Supplemental Payment is $400.00.

EXAMPLE 5-- The hypothetical Ending Index Level is 150% of the hypothetical Initial Index Level and the Off-Set Amount is 10% (No Minimum Supplemental Payment or Maximum Supplemental Payment):

Hypothetical Initial Index Level:            1,400.00
Hypothetical Ending Index Level:             2,100.00

         _                                 _
        |   _                       _       |
        |  |  _             _        |      |
        |  | | 2,100 - 1,400 |       |      |
$1000 x |  | | ------------- | x 90% | -10% | = $350.00
        |  | |_    1,400    _|       |      |
        |  |_                       _|      |
        |_                                 _|

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

After adjusting for the 10% Off-Set Amount, the Supplemental Payment is $350.00.


PERIODIC INTEREST PAYMENTS AND MATURITY DATE

        If the applicable pricing supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such pricing supplement and in accordance with the terms of the accompanying prospectus. No such interest shall accrue on any Supplemental Payment. If the maturity date is adjusted as the result of a Market Disruption Event or otherwise, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.


CALCULATION AGENT

        The Calculation Agent will be as specified in the pricing supplement. The Calculation Agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return, the Off-Set Amount, the amount of any Supplemental Payment and the Index Closing Level on any Index Valuation Date, whether the Ending Index Level is equal to or greater than the Initial Index Level and, if the notes bear interest at a floating rate, the Calculation Agent (or such other party as set forth in the pricing supplement) will determine such rate in accordance with the accompanying prospectus. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculation of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and on us. We may appoint a different Calculation Agent from time to time after the date of the applicable pricing supplement without your consent and without notifying you.

        All calculations with respect to the Initial Index Level, the Ending Index Level, the Index Return or any Index Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (E.G., ..876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (E.G., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

MARKET DISRUPTION EVENTS

        Certain events may prevent the Calculation Agent from calculating the Index Closing Level on any Index Valuation Date and consequently the Index Return and the Supplemental Payment, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "Market Disruption Event."

        With respect to the Index, a "Market Disruption Event," unless otherwise specified in the applicable pricing supplement, means:

      o a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the stocks which then comprise the Index (or any Successor Index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange; or

      o a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise the Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

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

      o a suspension, absence or material limitation of trading on the primary securities exchange, as determined by the Calculation Agent for trading in futures, options contracts or exchange traded funds related to the Index (or the relevant Successor Index) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such exchange;

      o a decision to permanently discontinue trading in the relevant futures or options contracts; or

      o a suspension, absence, limitation, cancellation or repudiation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the relevant exchange in 20% or more of any options contracts relating to the stocks which then comprise 20% or more of the value of the Index.

in each case as determined by the Calculation Agent in its sole discretion; and

      o with respect to any series of notes, the Calculation Agent's determination, in its sole discretion, that the event(s) described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to such series of notes.

         For purposes of determining whether a Market Disruption Event has occurred, unless otherwise specified in the applicable pricing supplement:

      o a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

      o limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent, in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

      o a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of

            o    a price change exceeding limits set by such exchange or market,

            o    an imbalance of orders relating to such contracts, or

            o    a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

      o a "suspension of trading" on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        We understand that on September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If such suspension of trading occurred during the term of the notes, it would constitute a Market Disruption Event. The likelihood of a Market Disruption Event occurring in the future in unpredictable.

        "Relevant exchange" means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any Successor Index.

ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT

        Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per each $1,000 principal amount of the notes upon any acceleration of the notes will be equal to $1,000 plus the Supplemental Payment, which will be calculated as if the date of acceleration were the final Index Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Index Valuation Date, then for each Index Valuation Date scheduled to occur after the date of acceleration, the Trading Days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates, unless otherwise specified in the applicable pricing supplement.

                             ADDITIONAL RISK FACTORS

        YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. THE NOTES MAY NOT PAY INTEREST AT OR PRIOR TO MATURITY UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE INDEX OR ANY OF THE COMPONENT STOCKS OF THE INDEX. IN ADDITION, YOUR INVESTMENT IN THE NOTES ENTAILS OTHER RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT

SECURITIES. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING DISCUSSION OF RISKS BEFORE YOU DECIDE THAT AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU.

THE NOTES DIFFER FROM CONVENTIONAL DEBT SECURITIES AND MAY NOT PAY MORE THAN THE APPLICABLE PRINCIPAL AMOUNT AT MATURITY.

        The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Index rather than the interest rate we will pay you. Where the applicable pricing supplement does not provide for interest payments, if the Ending Index Level does not equal or exceed the Initial Index Level, at maturity you may receive only $1,000 (plus if specified in the applicable pricing supplement, the Minimum Supplemental Payment) for each $1,000 principal amount of the notes. This will be true even if the value of the Index was higher than the Initial Index Level at some time during the life of the notes but later falls below the Initial Index Level. If interest payments are made on your notes, they may accrue interest at a rate lower than that payable for other debt securities with a comparable maturity.


         Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Supplemental Payment, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE ENDING INDEX LEVEL MAY BE LESS THAN THE INDEX LEVEL AT OTHER TIMES DURING THE TERM OF THE NOTES.

        Because the Ending Index Level is calculated based on the Index Closing Level on one or more specified Index Valuation Date(s) during the term of the notes, the level of the Index at various other times during the term of the notes could be higher than the Ending Index Level. This difference could be particularly large if there is a significant increase in the level of the Index before and/or after the Index Valuation Date(s) or if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date of the notes is near the end of the term of the notes, then if the Index levels increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Index Level, the Ending Index Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index, the stocks underlying the Index or contracts relating to the Index for which there is an active secondary market.

THE APPRECIATION POTENTIAL OF THE NOTES WILL BE LIMITED BY THE MAXIMUM SUPPLEMENTAL PAYMENT, IF APPLICABLE.

        If the applicable pricing supplement specifies a Maximum Supplemental Payment, the appreciation potential of the notes is limited to such Maximum Supplemental Payment. Accordingly, the appreciation potential of the notes will be limited to the Maximum Supplemental Payment even if the Supplemental Payment calculated with reference to the Index Return and Participation Rate would be greater than the Maximum Supplemental Payment.

IF THE PARTICIPATION RATE IS LESS THAN 100%, THE SUPPLEMENTAL PAYMENT WILL BE LIMITED BY THE PARTICIPATION RATE.

        If the Participation Rate is less than 100% and the Ending Index Level exceeds the Initial Index Level, the Supplemental Payment you receive at maturity will equal only a percentage, as specified in the applicable pricing supplement, of the Index performance above the Initial Index Level. Under these circumstances, the Supplemental Payment you receive at maturity will not fully reflect the performance of the Index.

YOUR RETURN ON THE NOTES WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS OF THE COMPANIES IN THE INDEX.

        As a holder of the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights that holders of the securities composing the Index would have. You will not receive the dividends paid on the common stocks of the companies included in the Index and your return on the notes will not reflect the return you would have realized if you had actually owned those stocks. This is because the Calculation Agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level. The Ending Index Level reflects the prices of the common stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks.

THE NOTES ARE DESIGNED TO BE HELD TO MATURITY.

        The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of the notes. The hypothetical returns described herein or in any pricing supplement assume that your notes are held to maturity.

SECONDARY TRADING MAY BE LIMITED.

        Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange or included in any inter-dealer market quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily. Moreover, we expect that transaction costs for a sale of notes in any secondary market would be high.

        Bear, Stearns & Co. Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Bear, Stearns & Co. Inc. is willing to buy the notes. If at any time Bear, Stearns & Co. Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS.

        Many economic and market factors will influence the market value of the notes. We expect that, generally, the level of the Index and interest rates on any day will affect the market value of the notes more than any other single factor. However, you should not expect the market value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The market value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

      o     the expected volatility in the Index;

      o     the time to maturity of the notes;

      o     the dividend rate on the common stocks underlying the Index;

      o interest and yield rates in the market generally as well as in the markets of the securities composing the Index;

      o economic, financial, political, regulatory or judicial events that affect the stocks included in the Index or stock markets generally and which may affect the Index Closing Level on any Index Valuation Date; and

      o     our creditworthiness.

      These factors will influence the price you will receive if you sell your notes before maturity. If you sell your note before maturity, you may receive less than the principal amount of your note.

       You cannot predict the future performance of the Index based on its historical performance. The Ending Index Level may be equal to or below the Initial Index Level, in which event you will only receive the applicable principal amount of your notes at maturity unless the applicable pricing supplement provides for Periodic Interest Payments or Minimum Supplemental Payments.

IF THE LEVEL OF THE INDEX CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE IN THE SAME MANNER.

        Your note may trade quite differently from the performance of the Index. Changes in the level of the Index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "--Prior to maturity, the market value of your notes may be influenced by many unpredictable factors."

S&P MAY ADJUST THE S&P 500(R) INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND S&P HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

        S&P, is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. On March 21, 2005, S&P began to use a revised methodology for calculating the Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the Index. See "The S&P 500(R) Index."

THE HARTFORD FINANCIAL SERVICES GROUP, INC., OUR PARENT COMPANY, ("THE HARTFORD") IS ONE OF THE COMPANIES THAT MAKE UP THE INDEX BUT IT IS NOT AFFILIATED WITH ANY OTHER COMPANY INCLUDED IN THE INDEX.

         The Hartford is one of the companies that make up the Index, but it is not affiliated with any of the other companies whose stock is included in the Index. As a result, neither we nor The Hartford will have the ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go directly to S&P or any of the other companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor The Hartford will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.


MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN.


        The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Closing Level or the Index Return on any Index Valuation Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. In addition, if we are acting as the Calculation Agent and, in our sole discretion, we determine that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates and the maturity date will be postponed and the return or the market value of your notes may be adversely affected. See "Description of the Notes -- Market Disruption Events."


ANY GAIN UPON THE SALE OF A NOTE WILL BE ORDINARY INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.


        If you are subject to U.S. federal income tax, any gain you realize upon the sale of a note generally will not be eligible for treatment as a capital gain. Rather, you will generally be required to treat any such gain as interest income for U.S. federal income tax purposes. You are urged to review carefully the section entitled "Additional Material United Sates Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.


THE NOTES WILL BE CONTINGENT PAYMENT DEBT INSTRUMENTS FOR U.S. FEDERAL INCOME TAX PURPOSES.

        The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the notes will be treated as issued with original issue discount and you will be required to accrue such original issue discount as interest income for such purposes, regardless of your method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

        We will specify in the applicable pricing supplement our determination of the "comparable yield" for a note, as well as a "projected payment schedule", which you will need to determine your taxable income, as well as a "tax accrual schedule" to help you compute your taxable income. If a note does not pay fixed interest, the projected payment schedule will typically be a single payment at maturity. If fixed interest is paid, the projected payment schedule will also include those interest payments.

        For example, if on June 1st 2007 we issued a five year note with no fixed interest payments and a comparable yield that we determined to be 5.01%, compounded annually, we would use this yield to provide you with a projected payment schedule, per $1,000 of note, that consists of one payment of $1,276.89 on the maturity date and we would also provide you with the following tax accrual schedule:


--------------------------------------------------------------------------------
     CALENDAR               ACCRUED OID PER            TOTAL ACCRUED OID PER
       YEAR                   $1,000 NOTE                $1000 NOTE THROUGH
                                                              YEAR-END
--------------------------------------------------------------------------------
   2007(from 6/1)                $28.94                        $28.94
--------------------------------------------------------------------------------
        2008                     $51.55                        $80.49
--------------------------------------------------------------------------------
        2009                     $54.13                       $134.62
--------------------------------------------------------------------------------
        2010                     $56.85                       $191.47
--------------------------------------------------------------------------------
        2011                     $59.69                       $251.16
--------------------------------------------------------------------------------
   2012 (to 6/1)                 $25.73                       $276.89
--------------------------------------------------------------------------------


        A calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include the amount in the center column in his or her taxable income each year. At maturity, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for 2012, the year of maturity. If the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in 2012 to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.


        NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.


        You are urged to review carefully the section entitled "Additional Material United Sates Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.

                              THE S&P 500(R) INDEX

        We have derived all information contained in this product supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The Index was developed by S&P and is calculated, maintained and published by S&P.

        The Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the "Market Value" of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

        On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index became fully float-adjusted. S&P's criteria for selecting stocks for the Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the Index (I.E., its Market Value).

        Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

        o holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

        o holdings by government entities, including all levels of government in the United States or foreign countries; and

        o holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        As of the date of this product supplement, the Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index's base period of 1941-43 (the "Base Period").

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original Base Period level of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index ("Index Maintenance").

        Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

        The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.


                                                                       DIVISOR
        TYPE OF                                                       ADJUSTMENT
    CORPORATE ACTION                ADJUSTMENT FACTOR                  REQUIRED
-----------------------     -----------------------------------       ----------



Stock Split                 Shares Outstanding multiplied by 2;          No
(E.G., 2-for-1)             Stock Price divided by 2

Share Issuance                                                          Yes
(I.E., change greater       Shares Outstanding plus
than or equal to 5%)        newly issued Shares

Share Repurchase                                                        Yes
(I.E., change greater       Shares Outstanding minus
than or equal to 5%)        Repurchased Shares

Special Cash                Share Price minus                           Yes
Dividends                   Special Dividend

Company Change              Add new company Market                      Yes
                            Value minus old company
                            Market Value

Rights Offering             Price of parent company minus:              Yes

                                      Price of Rights
                                      ---------------
                                       Rights Ratio

Spinoffs                    Price of parent company minus:              Yes

                                   Price of Spinoff Co.
                                   --------------------
                                   Share Exchange Ratio


        Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value

(whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

              New Divisor =       Post-Event Aggregate Market Value
                                  ---------------------------------
                                         Pre-Event Index Value

        A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.


HISTORICAL DATA ON THE INDEX

         The following graph sets forth the closing levels of the Index on the last business day of each year from 1946 through 2005. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                               [GRAPHIC OMITTED]

                 S&P 500 COMPOSITE ANNUAL CLOSING PRICE HISTORY

   YEARS       PRICES       YEARS       PRICES        YEARS        PRICES
   -----       ------       -----       ------        -----        ------
    1946        15.30       1960         58.11        2002         879.82
    1947        15.30       1961         71.55        2003         1111.92
    1948        15.20       1962         63.10        2004         1211.92
    1949        16.76       1963         75.02        2005         1248.29
    1950        20.41       1964         84.75
    1951        23.77       1965         92.43
    1952        26.57       1966         80.33
    1953        24.81       1967         96.47
    1954        35.98       1968        103.86
    1955        45.48       1969         92.06
    1956        46.67       1970         92.00
    1957        39.99       1971        101.95
    1958        55.21       1972        118.05
    1959        59.89       1973         97.55
                            1974         68.56
                            1975         90.19
                            1976        107.46
                            1977         95.10
                            1978         96.11
                            1979        107.94
                            1980        135.76
                            1981        122.55
                            1982        140.64
                            1983        164.93
                            1984        167.24
                            1985        211.28
                            1986        242.17
                            1987        247.08
                            1988        277.72
                            1989        353.40
                            1990        330.22
                            1991        417.09
                            1992        435.71
                            1993        466.45
                            1994        459.27
                            1995        615.93
                            1996        740.74
                            1997        970.43
                            1998        1229.23
                            1999        1469.25
                            2000        1320.28
                            2001        1148.08

         The following table sets forth the closing level of the Index at the end of each month in the period from January 2001 through October 2006. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the notes.

                           2001             2002            2003            2004             2005             2006
                         --------         --------         ------         --------         --------         --------
January.............     1,366.01         1,130.20         855.70         1,131.13         1,181.27         1,280.08
February............     1,239.94         1,106.73         841.15         1,144.94         1,203.60         1,280.66
March...............     1,160.33         1,147.39         848.18         1,126.21         1,180.59         1,294.83
April...............     1,249.46         1,076.92         916.92         1,107.30         1,156.85         1,310.61
May.................     1,255.82         1,067.14         963.59         1,120.68         1,191.50         1,270.09
June................     1,224.42           989.82         974.50         1,140.84         1,191.33         1,270.20

                           2001             2002            2003            2004             2005             2006
                         --------         --------         ------         --------         --------         --------
July................     1,211.23         911.62           990.31         1,101.72         1,234.18         1,276.66
August..............     1,133.58         916.07         1,008.01         1,104.24         1,220.33         1,303.82
September...........     1,040.94         815.28           995.97         1,114.58         1,228.81         1,335.85
October.............     1,059.78         885.76         1,050.71         1,130.20         1,207.01         1,377.94
November............     1,139.45         936.31         1,058.20         1,173.82         1,249.48
December............     1,148.08         879.82         1,111.92         1,211.92         1,248.29

        The following graph sets forth the historical performance of the Index presented in the preceding table. Past movements of the Index are not necessarily indicative of the future performance of the Index.


                               [GRAPHIC OMITTED]

 INDEX       INDEX          CLOSE             INDEX       INDEX         CLOSE
  NAME        DATE       INDEX VALUE           NAME        DATE      INDEX VALUE
-------    ---------    -----------          -------    ---------    -----------
S&P 500    29-Dec-00        1320.28          S&P 500    31-Dec-03    1111.915722
S&P 500    31-Jan-01        1366.01          S&P 500    30-Jan-04     1131.12716
S&P 500    28-Feb-01        1239.94          S&P 500    27-Feb-04    1144.942114
S&P 500    30-Mar-01        1160.33          S&P 500    31-Mar-04    1126.211608
S&P 500    30-Apr-01        1249.46          S&P 500    30-Apr-04     1107.30479
S&P 500    31-May-01        1255.82          S&P 500    28-May-04     1120.68316
S&P 500    29-Jun-01        1224.42          S&P 500    30-Jun-04    1140.835598
S&P 500    31-Jul-01        1211.23          S&P 500    30-Jul-04    1101.719431
S&P 500    31-Aug-01        1133.58          S&P 500    31-Aug-04    1104.236418
S&P 500    28-Sep-01        1040.94          S&P 500    30-Sep-04    1114.583144
S&P 500    31-Oct-01        1059.78          S&P 500    29-Oct-04    1130.199085
S&P 500    30-Nov-01        1139.45          S&P 500    30-Nov-04    1173.824307
S&P 500    31-Dec-01    1148.083064          S&P 500    31-Dec-04    1211.916302
S&P 500    31-Jan-02    1130.204614          S&P 500    31-Jan-05    1181.268115
S&P 500    28-Feb-02    1106.733428          S&P 500    28-Feb-05    1203.600115
S&P 500    28-Mar-02    1147.386508          S&P 500    31-Mar-05    1180.590902
S&P 500    30-Apr-02    1076.923961          S&P 500    29-Apr-05    1156.847521
S&P 500    31-May-02    1067.138096          S&P 500    31-May-05    1191.499743
S&P 500    28-Jun-02    989.8143581          S&P 500    30-Jun-05    1191.327612
S&P 500    31-Jul-02    911.6189984          S&P 500    29-Jul-05    1234.179458
S&P 500    30-Aug-02     916.073037          S&P 500    31-Aug-05     1220.33099
S&P 500    30-Sep-02    815.2846428          S&P 500    30-Sep-05    1228.811379
S&P 500    31-Oct-02    885.7624424          S&P 500    31-Oct-05    1207.005823
S&P 500    29-Nov-02    936.3136447          S&P 500    30-Nov-05    1249.479127
S&P 500    31-Dec-02    879.8191136          S&P 500    30-Dec-05    1248.292968
S&P 500    31-Jan-03    855.6999075          S&P 500    31-Jan-06    1280.084896
S&P 500    28-Feb-03    841.1501975          S&P 500    28-Feb-06    1280.664314
S&P 500    31-Mar-03    848.1792911          S&P 500    31-Mar-06    1294.827842
S&P 500    30-Apr-03    916.9160079          S&P 500    28-Apr-06    1310.611964
S&P 500    30-May-03    963.5867861          S&P 500    31-May-06    1270.089862
S&P 500    30-Jun-03    974.5008958          S&P 500    30-Jun-06    1270.204381
S&P 500    31-Jul-03    990.3088843          S&P 500    31-Jul-06    1276.660352
S&P 500    29-Aug-03    1008.012055          S&P 500    31-Aug-06     1303.81846
S&P 500    30-Sep-03    995.9653199          S&P 500    29-Sep-06    1335.846993
S&P 500    31-Oct-03    1050.714358          S&P 500    31-Oct-06    1377.942572
S&P 500    28-Nov-03     1058.20451


LICENSE AGREEMENT WITH S&P

        S&P and Hartford Life Insurance Company have entered into a non-exclusive license agreement in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to Hartford Life Insurance Company is the licensing of certain trademarks and trade names of S&P and the Index which is determined, composed and calculated by the S&P without regard to Hartford Life Insurance Company or the notes. S&P has no obligation to take the needs of Hartford Life Insurance Company or the holders of the notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS

OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HARTFORD LIFE INSURANCE COMPANY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500
(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 (R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

         "STANDARD & POOR'S(R)", "S&P(R)", STANDARD & POOR'S 500" AND "S&P 500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY HARTFORD LIFE INSURANCE COMPANY. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATIONS REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

DISCONTINUATION OF THE S&P 500(R) INDEX; ALTERATION OF METHOD OF CALCULATION

        If S&P discontinues publication of the Index, or if the Index is otherwise unavailable, and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such comparable index being referred to herein as a "Successor Index"), then any Index Closing Level will be determined by reference to the level of such Successor Index at the close of trading on the NYSE, the AMEX, the NASDAQ Stock Market or the relevant exchange or market for the Successor Index on each relevant Index Valuation Date or other relevant date or dates as set forth in the applicable pricing supplement.

        Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the indenture trustee, to us and to the holders of the notes.

        If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on, an Index Valuation Date or other relevant date as set forth in the applicable pricing supplement, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Index Valuation Date or other relevant date, then the Calculation Agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index may adversely affect the value of the notes.

        If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect in the Calculation Agent's discretion, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the reasonable opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (E.G., due to a split in the Index), then the Calculation Agent will adjust its calculation of the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (E.G., as if such split had not occurred).

      ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their issue price (i.e., the first price at which a substantial amount of the notes of a series are sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under U.S. federal income tax laws, such as certain financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, tax-exempt entities, certain former citizens or residents of the U.S., holders who hold the notes as part of a "straddle," "hedging," "conversion" or other integrated transaction, holders who mark their securities to market for U.S. federal income tax purposes or holders whose functional currency is not the U.S. dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.

         This discussion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The statements set forth in this discussion, to the extent they summarize matters of U.S. federal income tax law or state legal conclusions with respect thereto, represent the opinion of Debevoise & Plimpton LLP. This discussion does not describe the tax consequences of holding a note that does not provide for the repayment in all circumstances of 100% of principal or a note with a maturity of one year or less, and a general summary of any materially different federal income tax considerations relating to any such note will be included in the applicable pricing supplement.

         For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes, and U.S. Holders and Non-U.S. Holders are referred to collectively as "holders."

         If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of a note that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations to it and its partners of the purchase, ownership and disposition of the notes.

         PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

         A note will be treated as "contingent payment debt instrument" for U.S. federal income tax purposes, with the consequences described below. Under the original discount ("OID") provisions of the Code and the Treasury Regulations, U.S. Holders will be required to accrue as interest income the OID on the notes as described below, regardless of their method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

         We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the IRS. Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

         We will provide the comparable yield for a particular offering of notes, and the related projected payment schedule, in the applicable pricing supplement.

         NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.

         For U.S. federal income tax purposes, a U.S. Holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the "IRS"). Regardless of a U.S. Holder's method of accounting, the U.S. Holder will be required to accrue as interest income OID on the notes at the comparable yield, adjusted as described in the next paragraph.

         In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year will first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in the taxable year; and any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of net negative adjustments treated as ordinary loss on the note in prior taxable years.

         Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, retirement or other disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under
Section 67 of the Code.

         In general, a U.S. holder of a note will have a tax basis in such note equal to the cost of such note to such U.S. Holder, increased by the amount includable in income as interest and reduced by any payments made on such note. Upon a sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder's tax basis in such note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. A U.S. Holder that is an individual is entitled to preferential treatment for net long-term gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited.

         Special rules apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the Treasury Regulations. Generally, in this case a U.S. Holder would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. U.S. Holders should consult their own tax advisers concerning these special rules.


         Please also see the discussion under "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" "--NON-U.S. HOLDERS"; "--BACKUP WITHHOLDING AND INFORMATION REPORTING"; and "--DISCLOSURE REQUIREMENTS FOR CERTAIN HOLDERS RECOGNIZING SIGNIFICANT LOSSES" starting at page 52 of the accompanying prospectus.

                              PLAN OF DISTRIBUTION

         Under the heading "Plan of Distribution" in the accompanying prospectus is a discussion of the plan of distribution of the notes for sale by Bear, Stearns & Co. Inc or such other purchasing agent specified in the pricing supplement, in accordance with the distribution agreement and terms agreement to be entered into between us and the agents named therein.


                              ERISA CONSIDERATIONS

        Under the heading "ERISA Considerations" in the accompanying prospectus is a discussion of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and how it relates to the notes.